Exhibit 99.1

ReposiTrak First Quarter Fiscal 2026 Revenue Increases 10% to $6.0 Million;

Earnings Per Share Increases 13%

Q1 Net Income Increases 9% to $1.8 Million;

Company Ends Quarter with $29 Million in Cash and No Debt

Salt Lake City, UT – November 13, 2025 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the first fiscal quarter ended September 30, 2025.

First Fiscal Quarter Financial Highlights:

●	First quarter total revenue increased 10% to $6.0 million from $5.4 million.
●	Recurring revenue represented approximately 99% of total revenue.
●	Quarterly operating expense increased 3% to $4.1 million from $4.0 million.
●	Quarterly operating income increased 28% to $1.9 million from $1.5 million last year.
●	Quarterly GAAP net income increased 9% to $1.8 million from $1.7 million last year.
●	Quarterly net income to common shareholders was $1.8 million, up 13% from $1.6 million last year.
●	Quarterly EPS of $0.10 per basic and $0.09 per diluted share, compared to $0.09 (basic) and $0.08 (diluted) in the prior year first fiscal quarter.
●	The Company finished the quarter with $28.8 million in cash and no bank debt.
●	The Company generated $1.5 million in cash from operations.
●

On September 19, 2025, the board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on September 30, 2025. The cash dividends will be paid to shareholders of record on or about November 14, 2025. This dividend represents the third 10% increase in ReposiTrak’ s dividend since the dividend was established. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.
●	During the quarter, the Company repurchased and cancelled 8,715 common shares for $17.21 per share for a total of $149,985.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “We continue to execute our business plan, growing revenue at a double-digit pace, expanding operating leverage, and increasing net income while generating free cash flow. Demand remains excellent across all business lines, and our growing reputation as the trusted standard in traceability, compliance and supply chain is broadening and deepening our addressable markets.”

“We are also advancing automation across our platform, not just to expedite onboarding but to streamline many of the data scrubbing processes and limit the need for human intervention,” continued Mr. Fields. “This automation is enabling us to support the significant number of smaller market participants, including growers, packers, and downstream ingredient suppliers, driving incremental operating leverage that further strengthens profitability as we scale.”

“Our balance sheet continues to serve as a durable competitive advantage, particularly compared to startup technologies looking to address the traceability mandate,” continued Mr. Fields. “Our goal remains to return half of free cash generated to shareholders, and the increase in interest income on our cash reserves is helping to accelerate our cash generation, directly benefiting all shareholders.”

First Fiscal Quarter Financial Results (three months ended September 30, 2025, vs. three months ended September 30, 2024):

Total revenue was up 10% to $6.0 million as compared to $5.4 million in the prior-year first quarter. Total operating expense was $4.1 million, up 3% compared to $4.0 million last year. SG&A expense was $3.0 million, up 6% from $2.8 million last year. GAAP net income was $1.8 million compared to $1.7 million. Net income to common shareholders was $1.8 million, or $0.09 per diluted share, compared to $1.6 million, or $0.08 per diluted share, an increase of 13%.

Return of Capital:

In the first quarter of fiscal 2026, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. As of September 30, 2025, a total of 266,005 shares of Series B preferred were issued and outstanding. Since inception, a total of 571,772 preferred shares, including Series B and Series B-1 preferred, at the redemption price of $10.70 per share have been redeemed for a total of $6,117,960. All Series B-1 preferred shares have been redeemed. The remaining amount available for future preferred redemptions is $2,846,254. At the current rate of redemption, the Company anticipates redeeming all of its preferred shares issued and outstanding on or before December of 2026.

During the first quarter of fiscal 2026, the Company repurchased 8,715 common shares for a total of $149,985 or an average of $17.21 per share. The Company has approximately $7.8 million remaining of the $21 million total common share buyback authorization.

In September 2022, the Company’s Board of Directors first declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board approved a 10% increase in the quarterly cash dividend, to $0.066 cents per share annually, or $0.0165 cents per share quarterly, commencing with the December 2023 dividend. In September 2024, the Board again declared a 10% increase in the quarterly dividend of $0.01815 per quarter ($0.0726 per share annually) to shareholders of record on December 31, 2024 payable on or about February 14, 2025. In June 2025, the Board declared a 10% increase in the quarterly dividend to shareholders of record as of September 30, 2025, or a dividend of $0.02 per quarter ($0.08 annually), payable on or about November 14, 2025. This represents the third 10% increase in the Company’s dividend since the dividend was established in September 2022. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $28.8 million in cash and cash equivalents at September 30, 2025, compared to $28.6 million at June 30, 2025. As of September 30, 2025, the Company had no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Thursday, November 13, 2025

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13756929

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13756929

Replay Start: Thursday, November 13, 2025, 7:15 p.m. ET

Replay Expiry: Saturday, December 13, 2025 at 11:15 p.m. ET

About ReposiTrak

ReposiTrak (NYSE: TRAK), formerly Park City Group, provides retailers, suppliers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – the Company’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc., Park City Group d/b/a ReposiTrak, or Park City Group, Inc. (“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	September 30,	June 30,
	2025	2025
Assets
Current Assets
Cash	$28,794,806	$28,568,805
Receivables, net of allowance for doubtful accounts of $249,903 and $242,437 at September 30, 2025 and June 30, 2025, respectively	4,339,972	4,133,026
Contract asset – unbilled current portion	242,078	428,585
Prepaid expense and other current assets	737,421	555,384
Total Current Assets	34,114,277	33,685,800

Property and equipment, net	519,086	602,172

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	5,486	6,568
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	64,103	128,207
Total Other Assets	20,975,889	21,041,075

Total Assets	$55,609,252	$55,329,047

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$309,626	$282,146
Accrued liabilities	1,986,381	1,841,839
Contract liability – deferred revenue	2,686,197	3,175,908
Notes payable and financing leases – current	232,296	231,225
Total current liabilities	5,214,500	5,531,118

Long-term liabilities
Notes payable and financing leases – less current portion	225,008	278,748
Total liabilities	5,439,508	5,809,866

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 266,005 and 336,098 shares issued and outstanding at September 30, 2025 and June 30, 2025, respectively	2,660	3,361
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,283,904 and 18,282,805 and issued and outstanding at September 30, 2025 and June 30, 2025, respectively	182,841	182,830
Additional paid-in capital	61,494,409	62,181,156
Accumulated other comprehensive loss	(19,865)	(11,256)
Accumulated deficit	(11,490,301)	(12,836,910)
Total stockholders’ equity	50,169,744	49,519,181
Total liabilities and stockholders’ equity	$55,609,252	$55,329,047

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended
	September 30,
	2025	2024

Revenue	$5,971,467	$5,441,142

Operating expense:
Cost of revenue and product support	854,152	859,219
Sales and marketing	1,607,469	1,529,100
General and administrative	1,372,227	1,292,551
Depreciation and amortization	243,746	280,211
Total operating expense	4,077,594	3,961,081

Income from operations	1,893,873	1,480,061

Other income (expense):
Interest income	363,409	349,533
Interest expense	(11,327)	(10,172)
Realized gain (loss) on short term investments	(20,246)	-
Unrealized gain (loss) on short term investments	43,819	(4,267)
Income before income taxes	2,269,528	1,815,155

(Provision) for income taxes:	(449,999)	(150,000)
Net income	1,819,529	1,665,155

Dividends on preferred stock	(58,817)	(107,882)

Net income applicable to common shareholders	$1,760,712	$1,557,273

Weighted average shares, basic	18,288,000	18,244,000
Weighted average shares, diluted	19,130,000	19,102,000
Basic income per share	$0.10	$0.09
Diluted income per share	$0.09	$0.08
Comprehensive income:
Net income	$1,819,529	$1,665,155
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale securities	(8,609)	34,086
Total comprehensive income	$1,810,920	$1,699,241

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net income	$1,819,529	$1,665,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243,746	280,211
Amortization of operating right of use asset	-	15,577
Stock compensation expense	101,023	100,044
Bad debt expense	225,000	150,000
(Increase) decrease in:
Accounts receivables	(245,439)	(259,388)
Long-term receivables, prepaids and other assets	(265,761)	6,455
Increase (decrease) in:
Accounts payable	27,480	66,669
Operating lease liability	-	(15,511)
Accrued liabilities	122,580	(284,097)
Deferred revenue	(489,711)	143,785
Net cash provided by operating activities	1,538,447	1,868,900

Cash flows from investing activities:
Purchase of property and equipment	(11,750)	-
Sale (purchase) of marketable securities	(8,609)	34,086
Net cash provided by (used in) investing activities	(20,359)	34,086

Cash flows from financing activities:
Common Stock buyback/retirement	(149,985)	-
Redemption of Series B Preferred	(749,995)	(749,995)
Proceeds from employee stock plan	63,479	59,852
Dividends paid	(402,917)	(422,954)
Payments on notes payable and capital leases	(52,669)	(153,545)
Net cash used in financing activities	(1,292,087)	(1,266,642)

Net increase (decrease) in cash and cash equivalents	226,001	636,344

Cash and cash equivalents at beginning of period	28,568,805	25,153,862
Cash and cash equivalents at end of period	$28,794,806	$25,790,206

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$536,561	$312,098
Cash paid for interest	$3,984	$2,005
Cash paid for operating leases	$-	$18,686

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$100,000	$69,985
Dividends accrued on preferred stock	$58,817	$107,882
Right-of-use asset	$-	$289,734